Colfax Corporation
8730 Stony Point Parkway
Suite 150
Richmond, VA 23235
USA
Tel: (804) 560-4070
October 8, 2010	Fax: (804) 560-4076
www.colfaxcorp.com

Mr. G. Scott Faison
Chief Financial Officer
Colfax Corporation
14215 Hickory Oaks Lane
Ashland, Virginia 23005

Dear Scott,

On behalf of the Board of Directors of Colfax Corporation (the “Company”), I agree that your employment is terminating pursuant to the Section 1.1(c) of the employment agreement between you and the Company dated as of April 29, 2008.  In that connection, you will be terminating your employment at the beginning of business on October 18, 2010.  Immediately following your termination date of October 18, 2010 (the “Termination Date”), you will be retained as a financial advisor to the Company on a monthly consulting basis.  This letter agreement (the “Letter Agreement”) sets forth the terms and conditions of your engagement as a financial advisor.

1)	Term

The term of your engagement as a financial advisor shall begin immediately following the Termination Date and continue through February 28, 2011 or, if later, the filing of the Company’s Annual Report on Form 10-K for the period ending December 31, 2010 (the “Term”).  This agreement can be terminated in accordance with Section 6, below, by the Company should you fail to perform the services provided for under the Letter Agreement or breach the terms of the Employment Agreement dated April 29, 2008.  This agreement can be terminated by you should the Company fail to perform its obligations under the Letter Agreement or breach the terms of the Employment Agreement.

2)	Duties

During the Term, you will provide assistance to the Company as needed and requested in connection with financial advice, counsel, information, transition and compliance matters, including, but not limited to providing assistance in the preparation and implementation of the 2011 budget and accounting for the costs and liabilities associated with asbestos litigation.  In this connection, you agree to reasonably cooperate in the preparation of all Company Securities and Exchange Commission filings through the filing of the Form 10-K for the year ending December 31, 2010, including the provision of any internal certifications that the Company may reasonably request relating to the Company’s internal controls, results of operations and financial condition for the periods prior to the Termination Date, in a form similar to the certification attached hereto as Exhibit A.  You will report to the Company’s Chief Financial Office.  You may also report to other members of senior management as the Chief Executive Officer may designate from time to time.  You are not required to perform your duties at any specific location but are generally expected to perform services at the Company’s headquarters.  You will retain your current laptop computer and cellphone, for use in connection with providing the services hereunder, and will be provided with access to the Colfax e-mail system, with appropriate security and provision for indicating in e-mail communications that you are an independent contractor, to the extent reasonable and convenient for the provision of your services hereunder.

3)	Compensation

You will be paid on an hourly rate of $275.00 during the Term of this Letter Agreement, no less frequently than monthly, and will be required to provide a statement of the hours you worked, the matter on which you worked and a brief description of the work performed.  Whether you work the hours or not, you will be paid for a minimum of 104 hours per month for the Term of the Letter Agreement.  Further as agreed to, your personal goals score for 2010 MIP bonus calculation will be a 1.0.

4)	Equity Grants

The actions of this Section 4 will become effective on November 15, 2010.  The deferred delivery of all remaining 2001 Phantom Stock shares of Company common stock (12,483 shares) will be accelerated and delivered to you on or about November 15, 2010.  Vesting will be accelerated for 15,401 stock options from your 2009 stock option grants and for 9,670 stock options from your 2010 stock option grants.  The post-termination of employment exercise period for all vested stock options that you hold on the November 15, 2010 will be extended to two years from November 15, 2010 but, in no event beyond the remaining term of the stock option.

5)	Independent Contractor

At all times during the term of this Letter Agreement and while performing Services hereunder, you are and will remain an independent contractor in its relationship to the Company.  As such, the Company shall not be responsible for withholding taxes with respect to any compensation paid to you hereunder.  Additionally, you shall have no claim against the Company hereunder for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind, provided, however, that this in no way limits your entitlement to certain severance, retirement and welfare benefits pursuant to the terms of the Employment Agreement or otherwise as a terminated employee.  You acknowledge and agree that the Company will not deduct income, Social Security or other taxes on any payments made to you hereunder.  You further agree that it is solely your responsible for the payment of any such taxes due to the proper taxing authorities.  You shall indemnify, defend and hold the Company harmless for any assessments of such taxes, including any interest and penalties, imposed upon the Company by reason of your failure to pay such taxes.  The Company agrees to indemnify you pursuant to the same terms as the indemnification policy of the Company that was applicable to you prior to your Termination Date as if the services you provide pursuant to this Letter Agreement were being provided by you as an employee.  You warrant that the services provided pursuant to this Letter Agreement will be performed in a professional and workmanlike manner, and the Company agrees that you will have no liability to the Company arising out of the services provided pursuant to this Letter Agreement except in the case of your willful misconduct or gross negligence.

6)	Early Termination

The Company may terminate your services hereunder should you fail to perform the services provided for under the Letter Agreement or you breach the terms of the Employment Agreement.  Such termination shall be made by written notice delivered to you effective as stated in such notice but no earlier than 15 days following the date of the notice.   You will not be deemed to have failed to perform the services provided for under the Letter Agreement or breached the terms of the Employment Agreement if such failure or breach can be remedied and is remedied within 15 calendar days after written demand for substantial performance or cure of the breach is delivered by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties or have breached the Employment Agreement.

7)	Successors and Assigns

This Agreement cannot be assigned by the Company, other than in connection with a merger, acquisition or other similar corporate transaction, without your consent.  This Agreement shall be binding upon and shall inure to your benefit and the benefits of your heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

8)	Governing Law

This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law principles.

The Company very much appreciates your willingness to work as the role of financial advisor.  Please sign a copy of this Letter Agreement to indicate your agreement to the terms and conditions set forth above.

Very truly yours,

/s/ Clay H. Kiefaber
Clay H. Kiefaber
President and Chief Executive Officer

AGREED AND ACCEPTED as of the date indicated below:

/s/ G. Scott Faison
G. Scott Faison

October 11, 2010
Date

EXHIBIT A

CERTIFICATION

I hereby certify that I have read the [Annual Report on Form 10-K][Quarterly Report on Form 10-Q] and that no facts have come to my attention that cause me to believe that the Chief Financial Officer of Colfax Corporation should not sign the certifications required under Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002.

Dated:
G. Scott Faison